UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
February 1, 2021
Date of Report (Date of earliest event reported)

AZZ Inc.
(Exact name of Registrant as specified in its charter)

Texas	1-12777	75-0948250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(Address of principal executive offices) (Zip Code)
(817) 810-0095
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AZZ	New York Stock Exchange
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2021, the Board of Directors (the “Board”) of AZZ Inc., a Texas corporation (the “Company”), appointed Ms. Carol R. Jackson and Mr. Clive A. Grannum to serve as members of the Board, effective immediately, with their initial terms expiring at the Company’s 2021 annual meeting of shareholders.

Ms. Jackson currently serves as President, Chief Executive Officer and Chairman of the Board of HarbisonWalker International, the largest supplier of ceramic refractories in the U.S. with operations in the U.S., Canada, Mexico, Europe, and Southeast Asia and commercial interests globally. Prior to joining HarbisonWalker, Ms. Jackson held a number of senior leadership roles at Carpenter Technology Corporation and PPG Industries, Inc., including General Manager of PPG’s Global Powder Coatings business. Ms. Jackson currently serves as a member of the board of directors and a member of the Audit, Nominating and Corporate Governance, and Scientific Advisory Committees of Sensient Technologies Corporation, a leading global developer, manufacturer, and marketer of colors, flavors, and fragrances. She also serves as Chairman and President of the World Refractories Association and is a director of Junior Achievement of Western Pennsylvania. Ms. Jackson holds a B.S. degree in Business Administration from Duquesne University, an M.B.A. from Carnegie Mellon University, and a Juris Doctorate from the University of Pittsburgh.

Mr. Grannum currently serves as President, Performance Alloys and Composites of Materion Corporation, a leading advanced materials supplier. Prior to joining Materion, Mr. Grannum served as Corporate Vice President, Corporate Officer and President – Global Chlorinated Organics at Olin Corporation. Prior to joining Olin, Mr. Grannum held a number of senior leadership roles at Dow Chemical Company, including President, Global Chlorinated Organics and SAFECHEM. Prior to joining Dow Chemical, he served as the Vice President of Plastic Additives for Rohm and Haas Company. Prior to Rohm and Haas, Mr. Grannum held multiple roles of increasing responsibility at The BOC Group and The ICI Group, with the last role being Vice President of ICI and Senior Vice President, Uniqema Americas. Mr. Grannum also serves as a director on the Boards of the Boys and Girls Clubs of Greater Saint Louis, an organization devoted to inspiring and enabling youth to reach their full potential, and MediNova N.Y., a non-profit organization that provides medical services free of charge to underprivileged communities. Mr. Grannum holds a B.S. degree in Aerospace Engineering from Boston University, and an M.B.A. from Yale University School of Management.

The Board has made an affirmative determination that Ms. Jackson and Mr. Grannum each qualify as an independent director under the New York Stock Exchange listing standards and the Company’s standards for director independence. There are no arrangements or understandings between either of Ms. Jackson or Mr. Grannum and any other persons pursuant to which Ms. Jackson or Mr. Grannum was elected as a director of the Company, and there have been no transactions directly or indirectly involving Ms. Jackson or Mr. Grannum that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Board committee assignments have not been determined for Ms. Jackson and Mr. Grannum as of the date of this filing.

Ms. Jackson and Mr. Grannum will be compensated for their services on the Board in accordance with the Company’s compensatory and other arrangements for non-employee directors, which are described in detail in the Company’s definitive proxy statement dated May 27, 2020, under the heading “Director Compensation.”

In addition to the new director appointments, on February 1, 2021, Mr. Kevern Joyce informed the Board of his decision to retire as a director and member of the Nominating and Corporate Governance Committee of the Board, which was effective on the same date of his notice. Mr. Joyce’s retirement is not the result of any dispute or disagreement with the Company.

A copy of the press release issued by the Company announcing the appointment of Ms. Jackson and Mr. Grannum and Mr. Joyce’s retirement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibit.

The following exhibit is filed as part of this report.

Exhibit No.	Description
99.1	Press Release issued by AZZ Inc., dated February 4, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ Inc.
Date: February 4, 2021	By: /s/ Tara D. Mackey
Tara D. Mackey Chief Legal Officer and Secretary